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EXHIBIT 99.1

[ivivi LOGO]




               IVIVI TECHNOLOGIES RECEIVES NASDAQ DELISTING NOTICE

MONTVALE, NJ - JUNE 15, 2009 - Ivivi Technologies, Inc. (NASDAQ:IVVI), a leader in non-invasive, electrotherapy systems, today announced that on June 12, 2009, the Company received a delisting notice from the staff (the "Staff") of The Nasdaq Stock Market ("Nasdaq").

As previously reported by the Company, on February 26, 2009, the Company received a letter from the Staff of Nasdaq, pursuant to which the Staff notified the Company that the Company was not in compliance with Nasdaq Listing Rule 5550(b) (formerly Nasdaq Marketplace Rule4310(c)(3)), which requires the Company to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On March 18, 2009, the Company provided the Staff with a specific plan to achieve and sustain compliance with all the Nasdaq Capital Market listing requirements, including a time frame for completion of the plan. Based on the Staff's review and the materials submitted by the Company, the Staff granted the Company's request for an extension to comply with Nasdaq Listing Rule 5550(b).

On June 12, 2009, the Company received a letter from the Staff (the "Nasdaq Letter") pursuant to which the Staff notified the Company that it had determined that the Company did not meet the terms of the plan submitted to Nasdaq. In particular, the Company failed to achieve a compliant stockholders' equity balance as required by Nasdaq. As a result, unless the Company requests an appeal of this determination to a Nasdaq Hearings Panel (the "Panel"), trading of the Company's common stock will be suspended on the Nasdaq Stock Market at the opening of business on June 23, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the "SEC"), which will remove the Company's securities from listing and registration on The Nasdaq Stock Market.

The Company is considering whether to appeal the Staff's determination to the Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Any request for a hearing, however, must be received by Nasdaq's hearings department no later than 4:00 p.m. (Eastern Time) on June 19, 2009 together with payment of an appeal fee. If the Company were to timely appeal the Staff's determination, the delisting of the Company's securities would be stayed pending the Panel's decision. Although the Company is considering whether to appeal the Staff's determination to the Panel, there can be no assurance that the Company will request a hearing or if the Company were to request a hearing, that the Company would prevail.

If the Company does not appeal the Staff's determination to the Panel, the Company's securities will not be immediately eligible to trade on the OTC Bulletin Board or in the Pink Sheets. The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a "Form 211") is cleared. Only a market maker, not the Company, may file a Form 211. Accordingly, there can be no assurance that the securities would become eligible to trade on the OTC Bulletin Board or in the Pink Sheets on a timely basis or at all.

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ABOUT IVIVI TECHNOLOGIES, INC.

Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform, with a primary focus on developing treatments for cardiovascular disease. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or tPEMF(TM) technology, which, by creating a therapeutic electrical current in injured soft tissue, is believed to modulate biochemical and physiological healing processes to help reduce related pain and inflammation. The Company's most recent clinical studies have shown reductions in anginal pain and increases in blood flow to the heart in certain cardiac patients; however, additional studies are required in this area. The Company expects to develop new tPEMF(TM) devices and to seek strategic partners to pursue the cardiac market and others, such as osteoarthritis, neurology and other inflammatory-related conditions if FDA marketing approvals or clearances can be achieved in these areas.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company's failure to comply with the Nasdaq Marketplace Rules. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended March 31, 2008. The Company assumes no obligation to update the information contained in this press release.

INVESTOR RELATIONS CONTACT:
Alan Gallantar
Chief Financial Officer
Ivivi Technologies, Inc.
(201) 476-9600


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